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                                                                  EXHIBIT 10.2.9


The existing Paragraph 6.1.3 of those certain Employment Agreements dated July 1, 1997, between Chesapeake Energy Corporation and each of Steven C. Dixon, J. Mark Lester, Henry J. Hood, Ronald A. Lefaive and Martha A. Burger is hereby amended and superseded by the following new Paragraph 6.1.3:

         If, during the term of this Agreement, there is a "Change of Control" and within one (1) year from the effective date of such Change of
         Control: (a) this Agreement expires and is not extended; or (b) the Executive resigns as a result of (i) a reduction in the Executive's compensation (including the Executive's then current Base Salary under Paragraphs 4.1 of this Agreement and bonuses equal to those paid to the Executive during calendar year 1998 under paragraph 4.2 of this Agreement), or (ii) a required relocation more than twenty five (25) miles from the Executive's then current place of employment; or within two (2) years from the effective date of the Change of Control the Executive is terminated other than under Paragraphs 6.1.2, 6.3 or 6.4 based on adequate grounds; then the Executive will be entitled to a severance payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise, excluding any Base Salary payable under Paragraph 6.1.1, as of the date of termination or resignation hereunder) in an amount equal to twelve (12) months of the Executive's then current Base Salary under Paragraph 4.1 of this Agreement plus bonuses equal to those paid to the Executive during calendar year 1998 under Paragraph 4.2. The term "Change of Control" means any action of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 with respect to Chesapeake Energy Corporation ("Chesapeake") including, without limitation (i) the direct or indirect acquisition by any person after the date hereof of beneficial ownership of the right to vote or securities of Chesapeake representing the right to vote thirty five percent (35%) or more of the combined voting power of Chesapeake's then outstanding securities having the right to vote for the election of directors, or (ii) a merger, consolidation, sale of assets or contested election or (iii) any combination of (i) and (ii) which results in a majority of the members of Chesapeake's board of directors being replaced by directors who were not nominated and approved by the existing board of directors.

         If, during the term of this Agreement, Chesapeake sells, assigns or conveys a material portion of Chesapeake's oil and gas reserves or a majority of the stock of a wholly owned subsidiary and as a result thereof within one (1) year from the closing date of such sale, assignment or conveyance: (a) this Agreement expires and is not extended; or (b) the Executive resigns as a result of (i) a reduction in the Executive's compensation (including the Executive's then current Base Salary under paragraph 4.1 of this Agreement and bonuses equal to those paid to the Executive during calendar year 1998 under Paragraph
         4.2 of this Agreement), or (ii) a required relocation more



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         than twenty five (25) miles from the Executive's then current place of employment; or within two (2) years from the closing date of such sale, assignment or conveyance the Executive is terminated other than under Paragraphs 6.1.2, 6.3 or 6.4 based on adequate grounds; then the Executive will be entitled to a severance payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise, excluding any Base Salary payable under Paragraph 6.1.1, as of the date of termination or resignation hereunder) in an amount equal to twelve (12) months of the Executive's then current Base Salary under Paragraph 4.1 of this Agreement plus bonuses equal to those paid to the Executive during calendar year 1998 under Paragraph 4.2.